Exhibit 99.1

LENDINGTREE ANNOUNCES THE UNEXPECTED PASSING OF COMPANY FOUNDER, CHAIRMAN AND CEO DOUG LEBDA

CHARLOTTE, N.C., October 13, 2025 — LendingTree, Inc. (NASDAQ: TREE) announced that Doug Lebda, the Company’s Chairman and Chief Executive Officer, passed away unexpectedly yesterday in an all-terrain vehicle accident. The Board of Directors and the entire LendingTree management team deeply mourns his passing and extends sincere and heartfelt condolences to his family.

Scott Peyree, the Company’s Chief Operating Officer and President, has been appointed by the Board to serve as the Company’s President and Chief Executive Officer, effective immediately.

Lead Independent Director, Steve Ozonian, has been appointed by the Board to serve as the Chairman of the Board, effective immediately. Mr. Ozonian joined the Board in 2008.

The Board of Directors issued the following statement: “We are deeply saddened by the sudden passing of Doug. Doug was a visionary leader whose relentless drive, innovation and passion transformed the financial services landscape, touching the lives of millions of consumers. Since founding LendingTree in 1996, Doug dedicated himself to building a company rooted in consumer empowerment, championing a mission to simplify financial decisions and fostering economic opportunity for all.

Doug’s unwavering commitment to our team, customers and partners shaped LendingTree’s culture and values and permanently changed the way in which consumers access financial products. His passion will continue to inspire us as we move forward together. We extend our deepest sympathies to Doug’s family and loved ones during this difficult time.

The Board will work closely with Scott and the leadership team to honor Doug’s vision. We are committed to upholding his legacy and continuing the work he began with passion, integrity and dedication.”

Steve Ozonian commented further: “We sincerely thank Scott Peyree for the momentum powered by his outstanding commitment and focus at LendingTree. We have the utmost confidence in his ability to continue to lead LendingTree into the future.”

Scott Peyree also stated: “The news of losing Doug was devastating. But one of the most immediate impacts of his legacy is the strong management team he put in place at LendingTree. I look forward to leading our team and continuing our shared vision with Doug into the future.”

About LendingTree

LendingTree, Inc. is the parent of LendingTree, LLC and several companies owned by LendingTree, LLC (collectively, "LendingTree").

LendingTree is one of the nation's largest, most experienced online financial platforms, created to give consumers the power to win financially. LendingTree provides customers with access to the best offers on loans, credit cards, insurance and more through its network of approximately 430 financial partners. Since its founding, LendingTree has helped millions of customers obtain financing, save money, and improve their financial and credit health in their personal journeys. With a portfolio of innovative products and tools and personalized financial recommendations, LendingTree helps customers achieve everyday financial wins. LendingTree, Inc. is headquartered in Charlotte, NC.

For more information, please visit www.lendingtree.com.

Contact
press@lendingtree.com